x
                                                                    Exhibit 99.1

                              [LOGO] Independence
                                        Community Bank Corp.

                                                                   PRESS RELEASE
--------------------------------------------------------------------------------
                                    195 Montague Street Brooklyn, New York 11201

                        INDEPENDENCE COMMUNITY BANK CORP.
              REPORTS A 19% INCREASE IN DILUTED EARNINGS PER SHARE
                          FOR THE FIRST QUARTER OF 2003

      BROOKLYN, N.Y.- April 21, 2003 - Independence Community Bank Corp. (Nasdaq
- ICBC), reported that diluted earnings per share increased 19% to $0.62 and net income increased 15% to $33.0 million for the three months ended March 31, 2003 as compared to $0.52 per share and $28.7 million for the three months ended March 31, 2002.

      When comparing the current quarter to the quarter ended December 31, 2002, net income increased $2.9 million, or 10%, from $30.1 million while diluted earnings per share increased 11.0% from $0.56.

      Alan H. Fishman, President and Chief Executive Officer, commented, "We are very pleased with the Company's results of operations for the first quarter of 2003. The Company, due to the flexibility of its business model, continues to demonstrate the ability to generate consistent earnings period over period. In this unsettled economic atmosphere and the historically low interest rate environment, we have experienced significant repayment in the Company's loan and securities portfolios, resulting in some margin compression. We have been able to put this liquidity to work to meet the growing demand for warehouse lines of credit and have temporarily reinvested in mortgage-backed securities. Throughout the period, the Company has had, and continues to have, a very strong loan origination pipeline. As such, it has been able to select loans either for portfolio retention or for sale in the secondary market, generating fee income. We continue to grow our balance sheet and prudently manage its mix. However, it is not at the expense of increasing our investment in long-term low yielding assets or changing the composition of our exposure to interest rate risk. Given the absolute low level of interest rates, it is reasonable to assume further compression in the net interest margin during 2003.

      The Company continues to offset the reduction in net interest income by emphasizing key non-interest income revenue drivers including mortgage-banking fees, primarily related to its loan sales programs, increased retail banking fees and prepayment revenue.

      We believe that 2003 will be challenging, but are confident that the appropriate products, services and structure are in place to allow us to continue to perform well."

Net Interest Margin

      The net interest margin was 3.97% for the quarter ended March 31, 2003 compared to 4.18% and 4.20% for the quarters ended December 31, 2002 and March 31, 2002, respectively. The decline in the net interest margin was attributable to the current low interest rate environment and the resultant active refinance market. The Company has experienced a continued accelerated repayment in its mortgage-backed securities, multi-family residential mortgage loans and single-family and cooperative loan portfolios. As a result, new assets for portfolio retention are being originated at lower yields. In order to minimize the impact of the decline in asset yields, the Company has continued its strategy of increasing the portion of its deposit base comprised of lower costing core deposits. Overall, based upon the current yield curve, the yield on interest-earning assets has declined to a greater degree than the cost of interest-bearing liabilities. However, the Company's business model strives to reduce the decline in the net interest margin by emphasizing fee income and, in particular, its secondary market mortgage-banking activities.

      For the quarter ended March 31, 2003, the weighted average interest rate earned on interest-earning assets declined 31 basis points compared to the quarter ended December 31, 2002. In comparison, the weighted average interest rate paid on interest-bearing liabilities declined only 14 basis points compared to the quarter ended December 31, 2002.

Balance Sheet Overview

      Total assets were $8.12 billion at March 31, 2003 compared with $7.91 billion at March 31, 2002 and $8.02 billion at December 31, 2002. For the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002, average interest-earning assets increased $224.9 million primarily due to an increase in the average balance of securities available-for-sale of $293.0 million which was partially offset by a decrease of $106.0 million in the average balance of loans.

      Excluding mortgage warehouse lines of credit, the Company originated loans totaling $785.4 million during the quarter ended March 31, 2003 of which $261.3 million were retained for portfolio, with the remainder being originated for sale in the secondary market.

      The average aggregate balance of commercial real estate and commercial business loans increased $155.8 million to $1.87 billion for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. At March 31, 2003, commercial real estate and business loans comprised in the aggregate 33.7% of the total loan portfolio as compared to 32.9% at December 31, 2002 and 30.2% at March 31, 2002.

      The average balance of mortgage warehouse lines of credit increased $259.7 million to $603.0 million for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002 as the mortgage refinance market remained strong. The increase in this floating rate portfolio has absorbed a portion of the excess liquidity resulting from the accelerated prepayment of loans and investment securities. Offsetting the changes in the aforementioned loan categories was a drop in the average balance of multi-family residential loans of $279.0 million for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002, primarily due to the sale of multi-family residential loans in the fourth quarter of 2002. Also contributing to the decrease was a decline in the aggregate average balance of single-family and cooperative apartment loans of $289.0 million. The Company has de-emphasized the origination of single-family and cooperative loans for portfolio and has allowed this legacy portfolio to run-off.

      Average deposits grew $126.4 million, or 2.6%, for the quarter ended March 31, 2003, compared to the quarter ended March 31, 2002. However, the average balance of lower costing core deposits increased $358.1 million, or 11.6%, during the same respective time period as the Company was able to continue the shift in the composition of the deposit portfolio from higher costing time deposits to less expensive core deposits. Average borrowings increased $159.4 million for the quarter ended March 31, 2003, compared to the quarter ended March 31, 2002 as the Company utilized borrowings as a partial funding source for its asset generation.

      On a linked quarter basis, average interest-earning assets decreased by $136.2 million for the three months ended March 31, 2003 compared to the three months ended December 31, 2002. This decrease was primarily due to a decline in the average balance of loans outstanding of $439.9 million partially offset by increases in securities available-for-sale of $231.6 million and $72.0 million in other interest-earning assets.

      The decrease in the average balance of loans and the increase in the average balance of securities on a linked quarter basis was primarily due to the sale from portfolio during the fourth quarter of 2002 of $258.0 million of performing multi-family loans in a securitization transaction in exchange for Fannie Mae mortgage-backed securities. This transaction had a positive impact on the Company's risk-based capital ratios since the risk weighting on the mortgage-backed securities is lower than on the underlying loans. Also contributing to the decline in the average balance of loans was the net run-off of multi-family residential loans of $128.5 million together with decreases in the single-family and co-operative loan portfolios aggregating $79.9 million and a decrease in commercial business loans of

$67.7  million.   Partially  offsetting  these  decreases,   were  increases  in
commercial mortgage loans of $59.7 million and mortgage warehouse lines of credit of $33.6 million.

      The Company's strategy is to emphasize the origination of higher yielding commercial real estate and business loans in order to diversify the balance sheet mix and improve net interest margin. Based upon our customers' view of the current uncertain economic environment, the Company has experienced a slowdown in commercial business loan activity in the current quarter.

      On a linked quarter basis, the average balance of borrowings decreased $44.6 million from the quarter ended December 31, 2002 to the quarter ended March 31, 2003 as a result of the paydown of $50.0 million of FHLB borrowings at the end of the fourth quarter of 2002. Although the average balance of deposits decreased $7.3 million, the average balance of lower costing core deposits increased $45.5 million while higher costing certificates of deposits decreased $52.8 million.

Core Deposit Generation

      Lower costing core deposits have grown by $272.3 million, or 8.6%, to $3.43 billion at March 31, 2003 compared to March 31, 2002 and grew by $82.3 million compared to December 31, 2002. Core deposits, which consist of all deposits other than certificates of deposit, represented approximately 69% of total deposits at March 31, 2003 compared to 68% at December 31, 2002 and 64% at March 31, 2002. This continued increase reflects the success of the Company's strategy to increase core deposits by its increased emphasis on expanding commercial and consumer relationships.

Expanded Non-Interest Income

      Emphasis on fee-based income continues to be a focal point throughout the operations of the Company. The Company experienced a 62.2% increase in non-interest income, from $16.2 million for the quarter ended March 31, 2002 to $26.2 million for the quarter ended March 31, 2003. On a linked quarter basis, non-interest income increased $1.9 million or 7.7%. One of the primary drivers of this expansion is revenue derived from the Company's mortgage-banking activities.

      The Company recorded income from mortgage-banking activities for the quarter ended March 31, 2003 of $8.6 million which is an increase of $6.5 million compared with the same quarter last year. By comparison, the Company recorded $6.2 million of mortgage-banking activities in the quarter ended December 31, 2002. Mortgage-banking activity revenue is derived from loans sold in the secondary market to Fannie Mae and Cendant. This category also includes changes in the fair value of loan commitments for loans originated for sale and changes in the fair value of forward loan sale agreements which are entered into with respect to the sale of such loans. As a result of the current interest rate environment and as part of the Company's business model, the Company has aggressively originated multi-family residential loans for sale, servicing retained, in the secondary market to Fannie Mae. The Company sold multi-family loans totaling $570.5 million during the quarter ended March 31, 2003 compared to $206.3 million during the quarter ended March 31, 2002 and $444.8 million during the quarter ended December 31, 2002.

      Service fees increased $3.1 million or 26.6% for the quarter ended March 31, 2003 to $14.7 million compared to the prior year quarter and decreased $0.9 million compared to the quarter ended December 31, 2002. In direct correlation, as an offset to the decrease in the net interest margin, the Company receives fees associated with the prepayment and modification of loans. Prepayment fees, which are included in service fees, increased $2.5 million to $4.5 million for the quarter ended March 31, 2003 compared to $2.0 million for the quarter ended March 31, 2002. Prepayment fees were partially offset by a decline in revenue from modification and extension fees of $0.6 million. On a linked quarter basis, the aggregate of these fees decreased by $0.9 million from $5.9 million for the quarter ended December 31, 2002 to $5.0 million for the quarter ended March 31, 2003.

      Another component of service fees are revenues generated from the branch network which grew by $1.2 million, or 18.6%, to $7.4 million for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002. The increase was primarily due to increased service fees on deposit accounts resulting from the growth in core deposits together with higher fees associated with the Company's debit card program. Also contributing to the increase in fee income is an increase in fees on the sales of annuity products as customers seek higher yielding investment opportunities.

      The Company also recorded an increase for the quarter ended March 31, 2003 of approximately $0.5 million in income related to its bank owned life insurance ("BOLI") compared to the quarter ended March 31, 2002. On a linked quarter basis, income related to BOLI increased $0.7 million or 48.4% to $2.2 million for the quarter ended March 31, 2003 compared with the quarter ended December 31, 2002.

Asset Quality

      The Company continues to emphasize asset quality as a key component to achieving consistent earnings. Non-performing assets as a percentage of total assets amounted to 0.64% at March 31, 2003 compared to 0.52% at December 31, 2002. Non-performing assets increased by $10.6 million to $52.2 million during the three months ended March 31, 2003 due to an $11.8 million increase in non-accrual loans, primarily construction loans, which was partially offset by a decrease of $1.1 million in loans past due 90 days or more as to principal. At March 31, 2003, construction loans totaled $140.0 million and represented only 2.52% of the total loan portfolio.

      During the quarter ended March 31, 2003, the Company recorded a $2.0 million provision for loan losses and incurred $5.7 million of net charge-offs, resulting in an allowance for loan losses at March 31, 2003 of $76.8 million.

      The allowance for loan losses as a percent of total loans was 1.38% at both March 31, 2003 and December 31, 2002. As of March 31, 2003, management believed the allowance was at a level which covered all known and inherent losses in the Company's loan portfolio that were both probable and reasonably estimable.

      The Company does not participate in any shared national credit loans.

Non-Interest Expense

      Non-interest expense increased by $2.2 million for the March 31, 2003 quarter, a 5.0% increase compared to the same period last year. The increase was primarily attributable to increases of $1.4 million in compensation and benefits and $1.0 million in other expenses.

      The increase in compensation and benefits expense for the comparable periods was primarily attributable to expansion of the Company's commercial and retail banking operations during the past year. This expansion included the geographic extension of its commercial loan business to Manhattan, Westchester and Long Island. In addition, the Company established a private banking/wealth management group during the first quarter of 2002 to broaden and diversify its customer base and continued its de novo branch expansion through the opening of five facilities during the past year. The Company also experienced increased health insurance costs and retirement costs. Partially offsetting these increases was a decline in management incentive costs.

      Non-interest expense on a linked quarter basis decreased $6.9 million to $46.0 million for the quarter ended March 31, 2003 from $52.8 million for the quarter ended December 31, 2002. The decrease was due in large part to the $3.8 million charge in the quarter ended December 31, 2002 for the provision for probable losses from transactions in a commercial business deposit account. In addition, management incentive costs were lower by $2.6 million in the quarter ended March 31, 2003 compared with the quarter ended December 31, 2002.

Provision for Taxes

      The effective tax rate for reporting purposes has been reduced to approximately 35.7% for the quarter ended March 31, 2003 from approximately 36.5% for the quarter ended March 31, 2002 and approximately 36.2% compared with the quarter ended December 31, 2002.

Stock Repurchases

      During the quarter ended March 31, 2003, the Company repurchased approximately 1.3 million shares at an average price of $25.82. The Company is currently conducting its tenth stock repurchase program covering a total of three million shares and has approximately 1.2 million shares remaining to be purchased under such program.

Post Earnings Conference Call

      The Company will conduct a conference call on April 22, 2003 at 11:00 am Eastern Time to discuss highlights of its first quarter 2003 earnings. The call will be simultaneously webcast on the Company's investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-915-4836 for domestic callers and at 973-317-5319 for international callers.

      There will be a replay of this conference call beginning April 22, 2003 at 1:00 pm and will be available through April 29, 2003 at 11:59 pm Eastern Time. The replay can be accessed by dialing 800-428-6051 for domestic callers and 973-709-2089 for international callers. The replay passcode is 288582.

      Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 76 full-service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and northern New Jersey. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking. The Bank strives to maintain its community orientation by offering the urban communities in which it operates a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank's web address is www.myindependence.com.

      Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                                      # # #

                                TABLES TO FOLLOW

                        INDEPENDENCE COMMUNITY BANK CORP.
                 Consolidated Statements of Financial Condition
                             (Dollars in thousands)

                                                            March 31,     December 31,    March 31,
                                                              2003           2002            2002
                                                           -----------    -----------    -----------
                                                           (Unaudited)     (Audited)      (Unaudited)
ASSETS:
Cash and due from banks                                    $   188,629    $   199,057    $   273,014
                                                           -----------    -----------    -----------
Securities available-for-sale:
  Investment securities                                        309,507        224,908        140,086
  Mortgage-related securities                                1,410,488      1,038,742      1,140,100
                                                           -----------    -----------    -----------
    Total securities available-for-sale                      1,719,995      1,263,650      1,280,186
                                                           -----------    -----------    -----------

 Loans available-for-sale                                       31,179        114,379          9,392
                                                           -----------    -----------    -----------

Mortgage loans                                               4,090,144      4,298,040      4,522,960
Other loans                                                  1,466,556      1,519,333      1,284,649
                                                           -----------    -----------    -----------
    Total loans                                              5,556,700      5,817,373      5,807,609
    Less: allowance for possible loan losses                   (76,787)       (80,547)       (80,534)
                                                           -----------    -----------    -----------
    Total loans, net                                         5,479,913      5,736,826      5,727,075
                                                           -----------    -----------    -----------

Premises, furniture and equipment, net                          87,372         85,395         84,566
Accrued interest receivable                                     37,513         36,530         39,058
Goodwill                                                       185,161        185,161        185,161
Intangible assets, net                                             618          2,046          7,097
Bank owned life insurance ("BOLI")                             170,554        168,357        114,489
Other assets                                                   214,980        232,242        189,476
                                                           -----------    -----------    -----------
    Total assets                                           $ 8,115,914    $ 8,023,643    $ 7,909,514
                                                           ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits                                                   $ 4,981,028    $ 4,940,060    $ 4,919,988
Borrowings                                                   1,931,550      1,931,550      1,885,450
Trust preferred securities                                          --             --         11,067
Escrow and other deposits                                      102,955         34,574         74,363
Accrued expenses and other liabilities                         179,292        197,191        140,712
                                                           -----------    -----------    -----------
    Total liabilities                                        7,194,825      7,103,375      7,031,580
                                                           -----------    -----------    -----------

Stockholders' equity:
 Common stock ($.01 par value,
    125,000,000 shares authorized,
    76,043,750 shares issued; 55,212,455, 56,248,898 and
    57,746,976 shares outstanding at March 31, 2003,
    December 31, 2002 and March 31, 2002, respectively)            760            760            760
 Additional paid-in-capital                                    743,688        742,006        735,697
 Treasury stock at cost; 20,831,295, 19,794,852 and
   18,296,774 shares at March 31, 2003,
   December 31, 2002 and March 31, 2002, respectively         (347,871)      (318,182)      (269,382)
 Unallocated common stock held by ESOP                         (72,918)       (74,154)       (77,862)
 Unvested awards under Recognition Plan                        (10,122)       (11,782)       (15,897)
 Retained earnings, substantially restricted                   601,097        575,927        502,872
 Accumulated other comprehensive income:
   Net unrealized gain on securities
     available-for-sale, net of tax                              9,390          7,564          1,746
    Unrealized losses on cash flow hedges, net of tax           (2,935)        (1,871)            --
                                                           -----------    -----------    -----------
    Total stockholders' equity                                 921,089        920,268        877,934
                                                           -----------    -----------    -----------
    Total liabilities and stockholders' equity             $ 8,115,914    $ 8,023,643    $ 7,909,514
                                                           ===========    ===========    ===========

                        INDEPENDENCE COMMUNITY BANK CORP.
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended
                                            --------------------------------------------------
                                            March 31, 2003   December 31, 2002  March 31, 2002
                                            --------------   -----------------  --------------
Interest income:
Mortgage loans                                    $ 72,512            $ 82,995        $ 84,470
Other loans                                         19,887              20,654          18,519
Loans available for sale                             1,506                 745              81
Investment securities                                2,592               2,638           1,841
Mortgage-related securities                         12,190              10,053          14,170
Other                                                2,009               1,830           1,723
                                                  --------            --------        --------
    Total interest income                          110,696             118,915         120,804
                                                  --------            --------        --------

Interest expense:
Deposits                                            14,990              17,382          23,312
Borrowings                                          22,681              23,937          22,404
Trust preferred securities                              --                  --             261
                                                  --------            --------        --------
    Total interest expense                          37,671              41,319          45,977
                                                  --------            --------        --------

Net interest income                                 73,025              77,596          74,827

Provision for loan losses                            2,000               2,000           2,000
                                                  --------            --------        --------
    Net interest income after provision for
      loan losses                                   71,025              75,596          72,827

Non-interest income:
Net gain on sales of loans
 and securities                                         27                   1             190
Mortgage-banking activities                          8,649               6,239           2,162
Service fees                                        14,681              15,597          11,599
BOLI                                                 2,197               1,479           1,685
Other                                                  683               1,055             540
                                                  --------            --------        --------
    Total non-interest income                       26,237              24,371          16,176
                                                  --------            --------        --------

Non-interest expense:
Compensation and employee benefits                  23,819              27,170          22,431
Occupancy costs                                      5,930               5,518           5,786
Data processing fees                                 2,580               1,633           2,561
Advertising                                          1,720               1,499           1,565
Amortization of intangible assets                    1,427               1,684           1,919
Other                                               10,475              15,318           9,517
                                                  --------            --------        --------
    Total non-interest expense                      45,951              52,822          43,779
                                                  --------            --------        --------

Income before provision for income taxes            51,311              47,145          45,224
Provision for income taxes                          18,343              17,090          16,507
                                                  --------            --------        --------
Net income                                        $ 32,968            $ 30,055        $ 28,717
                                                  ========            ========        ========

Basic earnings per share                          $   0.65            $   0.58        $   0.55
                                                  ========            ========        ========

Diluted earnings per share                        $   0.62            $   0.56        $   0.52
                                                  ========            ========        ========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                                                                         At or For the Three Months Ended
                                                                                 -------------------------------------------------
                                                                                 March 31, 2003  December 31, 2002  March 31, 2002
                                                                                 --------------  -----------------  --------------
Performance Ratios:

Return on average assets (1)                                                               1.65%              1.49%           1.50%
Return on average equity (1)                                                              14.22%             12.97%          13.07%

Non-interest expense to average assets                                                     2.29%              2.61%           2.28%
Efficiency ratio (2)                                                                      44.87%             50.15%          46.09%

Average Balances:

Average shares outstanding - basic                                                   50,693,190         51,592,984      51,926,910
Average shares outstanding - diluted                                                 53,211,261         53,777,859      54,900,719
Average tangible equity                                                             $   741,138        $   738,428     $   685,442

                                                                                 March 31, 2003  December 31, 2002  March 31, 2002
                                                                                 --------------  -----------------  --------------

Capital and Other Ratios:

Tangible book value per share                                                            $13.32             $13.03          $11.87
Book value per share                                                                     $16.68             $16.36          $15.20
Average equity to average assets                                                          11.57%             11.47%          11.46%
Tangible equity to tangible assets                                                         9.27%              9.35%           8.88%
Leverage ratio (Bank only)                                                                 8.59%              8.73%           8.19%
Tier 1 risk-based (Bank only)                                                              9.65%             10.14%           9.96%
Total risk-based capital (Bank only)                                                      10.84%             11.40%          11.28%

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                                                                 March 31, 2003  December 31, 2002  March 31, 2002
                                                                                 --------------  -----------------  --------------
Loan Portfolio Composition:

Mortgage loans on real estate:
  Single-family residential                                                         $   302,801        $   348,602     $   461,749
  Cooperative apartment loans                                                           175,180            207,677         318,429
  Multi-family residential                                                            2,313,615          2,436,666       2,741,975
  Commercial real estate                                                              1,305,665          1,312,760       1,017,852
                                                                                    -----------        -----------     -----------
  Total principal balance - mortgage loans                                            4,097,261          4,305,705       4,540,005
  Less net deferred fees                                                                  7,117              7,665           7,653
                                                                                    -----------        -----------     -----------
Total mortgage loans on real estate                                                   4,090,144          4,298,040       4,532,352
                                                                                    -----------        -----------     -----------

Commercial business loans, net of deferred fees                                         568,331            598,267         741,741
                                                                                    -----------        -----------     -----------

Other loans:
  Mortgage warehouse lines of credit                                                    673,202            692,434         354,606
  Home equity loans and lines of credit                                                 198,958            201,952         157,233
  Consumer and other loans                                                               26,295             26,971          31,620
                                                                                    -----------        -----------     -----------
  Total principal balance -other loans                                                  898,455            921,357         543,459
  Less net deferred fees                                                                    230                291             551
                                                                                    -----------        -----------     -----------
Total principal balance -other loans                                                    898,225            921,066         542,908
                                                                                    -----------        -----------     -----------

Total loans receivable                                                                5,556,700          5,817,373       5,817,001
                                                                                    -----------        -----------     -----------
Less allowance for loan losses                                                           76,787             80,547          80,534
                                                                                    -----------        -----------     -----------
Loans receivable, net                                                               $ 5,479,913        $ 5,736,826     $ 5,736,467
                                                                                    ===========        ===========     ===========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                                                          March 31, 2003    December 31, 2002       March 31, 2002
                                                                          --------------    -----------------       --------------
Asset Quality:

Non-performing loans:
   Non-accrual loans                                                         $    50,735          $    38,978          $    29,717
   Loans past due 90 days or more as to:
      Interest and accruing                                                          102                  152                  148
      Principal and accruing (3)                                                   1,383                2,482               16,149
                                                                             -----------          -----------          -----------
      Total non-performing loans                                                  52,220               41,612               46,014
   Other real estate owned                                                             7                    7                    7
                                                                             -----------          -----------          -----------
   Total non-performing assets                                               $    52,227          $    41,619          $    46,021
                                                                             ===========          ===========          ===========

Non-performing assets to total assets                                               0.64%                0.52%                0.58%
Allowance for loan losses to non-performing loans                                 147.05%              193.57%              175.02%
Allowance for loan losses to total loans                                            1.38%                1.38%                1.38%

Net charge offs (recoveries)  to average
  loans - quarter ended                                                             0.10%                0.05%               (0.01)%
Net charge offs (recoveries) to average
  loans - year ended                                                                0.10%                0.10%               (0.01)%

Deposits:
Core deposits:
  Savings                                                                    $ 1,576,237          $ 1,574,531          $ 1,559,525
  Money Market                                                                   190,043              192,647              181,144
  Active Management                                                              523,124              495,849              445,839
  Interest-bearing demand                                                        523,740              493,997              473,622
  Non-interest bearing demand                                                    619,957              593,784              500,625
                                                                             -----------          -----------          -----------
Total core deposits                                                            3,433,101            3,350,808            3,160,755
Certificates of deposit                                                        1,547,927            1,589,252            1,759,233
                                                                             -----------          -----------          -----------
Total deposits                                                               $ 4,981,028          $ 4,940,060          $ 4,919,988
                                                                             ===========          ===========          ===========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                                                            For the Three Months Ended
                                                                            --------------------------
                                                      March 31, 2003            December 31, 2002          March 31, 2002
                                                      --------------            -----------------          --------------
                                                  Average                     Average                    Average
Net Interest Margin:                              Balance      Rate (1)       Balance      Rate (1)      Balance     Rate (1)
                                                 ----------    --------      ----------    --------    ----------    --------
Interest-earning assets:
  Loans receivable:
    Mortgage loans                               $4,249,173       6.97%      $4,655,902      7.19%     $4,533,282      7.46%
    Commercial business loans                       561,195       7.03          628,930      6.58         689,337      6.64
    Mortgage warehouse lines of credit              602,964       4.42          569,413      4.48         343,279      4.65
    Consumer and other loans                        228,122       6.23          227,095      6.48         181,544      7.22
                                                 ----------                  ----------                ----------
  Total loans                                     5,641,454       6.67        6,081,340      6.86       5,747,442      7.19
  Mortgage-related securities                     1,130,682       4.31          906,072      4.44         935,974      6.06
  Investment securities                             235,823       4.40          228,790      4.61         137,554      5.35
  Other interest-earning assets                     311,515       2.62          239,518      3.03         273,567      2.53
                                                 ----------                  ----------                ----------
Total interest-earning assets                     7,319,474       6.06        7,455,720      6.37       7,094,537      6.83
Non-interest-earning assets                         696,258                     625,047                   574,157
                                                 ----------                  ----------                ----------
Total assets                                     $8,015,732                  $8,080,767                $7,668,694
                                                 ==========                  ==========                ==========

Interest-bearing liabilities:
  Deposits:
     Savings deposits                             1,753,119       0.69        1,779,812      0.94       1,690,003      1.39
     Interest-bearing demand deposits             1,077,234       0.99        1,031,363      1.06         928,857      1.35
     Certificates of deposit                      1,567,361       2.43        1,620,175      2.55       1,799,089      3.25
                                                 ----------                  ----------                ----------
     Total interest-bearing deposits              4,397,714       1.38        4,431,350      1.56       4,417,949      2.14
     Non-interest-bearing demand deposits           610,247         --          583,897        --         463,660        --
                                                 ----------                  ----------                ----------
  Total deposits                                  5,007,961       1.21        5,015,247      1.37       4,881,609      1.94
  Cumulative trust preferred securities                  --         --               --        --          11,067      9.46
  Total borrowings                                1,933,050       4.76        1,977,691      4.80       1,773,666      5.12
                                                 ----------                  ----------                ----------
Total interest-bearing liabilities                6,941,011       2.20        6,992,938      2.34       6,666,342      2.80
                                                                  ----                       ----                      ----
Non-interest-bearing liabilities                    147,049                     161,200                   123,544
                                                 ----------                  ----------                ----------
Total liabilities                                 7,088,060                   7,154,138                 6,789,886
Total stockholders' equity                          927,672                     926,629                   878,808
                                                 ----------                  ----------                ----------
Total liabilities and stockholders' equity       $8,015,732                  $8,080,767                $7,668,694
                                                 ==========                  ==========                ==========

Net interest-earning assets                      $  378,463                  $  462,782                $  428,195
                                                 ==========                  ==========                ==========

Interest rate spread (1)                                           3.86%                      4.03%                     4.03%
                                                                   ====                       ====                      ====
Net interest margin (1)                                            3.97%                      4.18%                     4.20%
                                                                   ====                       ====                      ====
Average interest-earning assets to average
 interest-bearing liabilities                                    105.45%                    106.62%                   106.42%
                                                                 ======                     ======                    ======

----------
(1)   Presented on an annualized basis.

(2) Reflects adjusted operating expense (net of amortization of intangibles) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities).

(3) Reflects loans that are 90 days or more past maturity, which continue to make payments on a basis consistent with the original repayment schedule.

--------------------------------------------------------------------------------
      Contact: Kathleen A. Hanrahan                      John B. Zurell
      First Vice President, Investor Relations           Chief Financial Officer
      (718) 722-5400                                     (718) 722-5420